Exhibit 99.1

Central European Distribution Corporation Announces Full Year 2008 Results; Net Sales up 38% and

Operating Income up 68%

Bala Cynwyd, Pennsylvania March 2, 2009: Central European Distribution Corporation (NASDAQ: CEDC) today announced its results for the fiscal year 2008. Net sales for the full year ended December 31, 2008 increased by 38% to $1,647.0 million from the $1,189.8 million reported for the same period in 2007. Operating income increased by 68% to $198.7 million from $118.1 million for the same period in 2007.

On a comparable basis, CEDC announced net income of $131.3 million, or $2.93 per fully diluted share, for the full year 2008, as compared to $69.9 million, or $1.73 per fully diluted share, for the same period in 2007. Net loss, on a U.S. GAAP basis (as hereinafter defined) for the full year was $16.6 million or $0.38 per fully diluted share, as compared to net income of $77.1 million or $1.91 per fully diluted share, for the same period in 2007. Generally, the major difference between the U.S. GAAP net income and comparable non- GAAP net income reflects unrealized foreign exchange movements relating to foreign currency financing. For a reconciliation of comparable net income to net income reported under United States Generally Accepted Accounting Principles (“U.S. GAAP”), please see the section “Unaudited Reconciliation of Non-GAAP Measures”.

William Carey, President and CEO commented, “Our operating profit margin improvement of over 200 basis points for the full year 2008 as compared to 2007 and over 500 basis points for the 4th quarter of 2008 as compared to the 3rd quarter of 2008 show a continued improvement in the underlying business even in the face of a global crisis and regional currency weakness accelerating in the 4th quarter. During the year we have shown consecutive quarterly increases in gross margins and operating profit margins throughout 2008, which highlights our management team’s key objectives of improving the underlying fundamentals of our business.”

Mr. Carey continued, “We continue to see a challenging environment for the consumer, however, we are also experiencing a substantial slowdown in wage inflation, energy costs and raw material inputs (especially in raw spirit where pricing is 40% lower in Poland and 10% lower in Russia during the first two months of 2009 as compared to the same period 2008). We believe our company is well positioned with our brand portfolio, proven management execution, and leading market shares in each of our key markets to emerge out of the current global crisis with a much stronger market position. The recent currency weakness in the region has obviously impacted our results from a translation perspective as well as the mark to market (non-cash) of our long term dollar and euro denominated debt, however our core underlying business remains solid and we believe we will emerge out of this crisis as a stronger company with fewer competitors.”

William Carey continued, “We are engaged in discussions with Lion Capital to restructure the current agreement regarding the buyout of the remaining 58% stake in the Russian Alcohol Group, the largest spirit producer in Russia. Although the discussions are not final, and remain subject to further legal, accounting and tax analysis, and board approval, we are in general agreement with Lion Capital on the main commercial objectives. We expect an agreement would include a fixed price for the remaining 58% interest in Russian Alcohol Group that we do not own (including the conversion of our $103.5 million plus accrued interest of loan notes) at a valuation which is more reflective of current market conditions and the positive sales performance of the business. Our payments would be spread out over 5 years ending in the year 2013, with smaller payments for 2009 and 2013 and more equal payments from years 2010 to 2012, and we would agree to certain security arrangements to Lion. We would not take control over the Russian Alcohol Group until 2011, though we would receive significantly enhanced minority rights. We would expect to finance the transaction over the 5 years through a combination of cash, debt and equity.”

“We believe this new proposed structure would be a win/win for both Lion Capital and CEDC as Lion would get to solidify its return in difficult market conditions, and CEDC would receive financial flexibility to buy the remaining shares in the Russian Alcohol Group, arguably the best performing consumer/spirits company in Russia today.”

Chris Biedermann, CFO commented, “Our cash flow from operations in 2008 was over $72 million which includes outflows of $27 million related to working capital we funded into our Parliament business in Russia which we acquired in March 2008 (as we purchased newly created legal entities, there was no significant working capital in the business). Adding back the funding provided to the Parliament Group of $27 million, our adjusted cash flow from operations would have been $99.2 million Additionally we consolidated the working capital cycle at the end of the year, which is predominately a period of outflows, of our Whitehall business in Russia (which we acquired in May 2008), without the benefit of consolidating the stronger cash flow period during the 1st quarter.”

Mr. Carey continued, “Our key vodka brands and imported brands continued to perform strong over the course of 2008 and although, we anticipate a slow down in 2009 from last years high growth levels, we still expect growth in the single to double digit range for our key brands in Poland, Russia and Hungary. Our market shares gains in Russia have been extremely dynamic over 2008, reaching a 20% share by volume (up from 12% by volume at the beginning of the year), which is almost double the next competitor. As we move into 2009, accounts receivable will remain a key focus for the company and thus far in the first quarter of 2009, we have remained in line with our local management objectives for receivable collection.”

“We have emerged over the last year as the largest vodka manufacturer in the world, not to mention the leading spirits player in the region. Our key objectives in 2009 are to continue to gain market share, improve margins, actively manage working capital, and emerge from the current global crisis as a stronger company.”

The Company also reconfirms its full year 2009 net sales guidance of $1.25 - $1.40 billion and its full year comparable fully diluted earnings per share guidance of $2.50 - $2.80.

CEDC has reported net income and fully diluted net income per share in accordance with GAAP and on a non-GAAP basis, referred to in this release as comparable non-GAAP net income. CEDC’s management believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation provides meaningful information and an alternative presentation useful to investors’ understanding of CEDC’s core operating results and trends. CEDC discusses results and guidance on a comparable basis in order to give investors better insight into underlying business trends from continuing operations. CEDC’s calculation of these measures may not be the same as similarly named measures presented by other companies. These measures are not presented as an alternative to net income computed in accordance with GAAP as a performance measure, and you should not place undue reliance on such measures. A reconciliation of GAAP to non-GAAP measures can be found in the section “Unaudited Reconciliation of Non-GAAP Measures” at the end of this press release.

CEDC is the largest vodka producer in Poland and produces the Absolwent, Zubrowka, Bols and Soplica brands, among others. CEDC currently exports Zubrowka to many markets around the world, including the United States, England, France and Japan. CEDC also produces and distributes Royal Vodka, the top selling vodka in Hungary, and produces Parliament Vodka, the leading sub-premium vodka in Russia. CEDC also has an approximately 42% equity stake in the Russian Alcohol Group which produces Green Mark, the number one selling vodka in Russia along with Zhuravli, another top-selling sub-premium vodka in Russia.

CEDC also is the leading national distributor of alcoholic beverages in Poland by value, and a leading importer of alcoholic beverages in Poland and Hungary. In Poland, CEDC imports many of the world’s leading brands, including brands such as Carlo Rossi Wines, Concha y Toro wines, Metaxa Brandy, Remy Martin Cognac, Guinness, Sutter Home wines, Grant’s Whisky, Jagermeister, E&J Gallo, Jim Beam Bourbon, Sierra Tequila, Teacher’s Whisky, Campari, Cinzano, Skyy Vodka and Old Smuggler. CEDC is also a leading importer of premium spirits and wines in Russia with such brands as Hennessey, Moet & Chandon and Concha y Toro, among others.

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about a potential restructuring of our agreements relating to Russian Alcohol Group. Forward looking statements involve known and unknown risks and uncertainties that may cause the actual results, performance or achievements of CEDC to be materially different from any future results, performance or achievements expressed or implied by our forward looking statements. In particular, we cannot provide any assurances as to whether, or on what terms, we may reach an agreement to restructure our arrangements in respect of Russian Alcohol Group.

Investors are cautioned that forward looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. CEDC undertakes no obligation to publicly update or revise any forward looking statements or to make any other forward looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties included in CEDC’s Form 10-K for the fiscal year ended December 31, 2007, including statements made under the captions “Item 1A. Risks Relating to Our Business” and in other documents filed by CEDC with the Securities and Exchange Commission as well as risks arising from current credit market and economic conditions globally and in the markets in which we operate.

Contact:

Jim Archbold,

Investor Relations Officer

Central European Distribution Corporation

610-660-7817

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$107,601	$87,867
Accounts receivable, net of allowance for doubtful accounts of $22,155 and $29,277 respectively	430,683	316,277
Inventories	180,304	141,272
Prepaid expenses and other current assets	22,894	16,536
Deferred income taxes	24,386	5,141

Total Current Assets	765,868	567,093

Intangible assets, net	570,505	545,697
Goodwill, net	745,256	577,282
Property, plant and equipment, net	92,221	79,979
Deferred income taxes	12,886	11,407
Equity method investment in affiliates	189,243	—
Subordinated intercompany loans	107,707	—
Other assets	—	710

	1,717,818	1,215,075

Total Assets	$2,483,686	$1,782,168

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade accounts payable	$234,948	$172,340
Bank loans and overdraft facilities	109,552	42,785
Income taxes payable	7,227	5,408
Taxes other than income taxes	125,774	101,929
Other accrued liabilities	80,270	71,959
Current portions of obligations under capital leases	2,385	1,759

Total Current Liabilities	560,156	396,180

Long-term debt, less current maturities	170,510	122,952
Long-term obligations under capital leases	2,194	2,708
Long-term obligations under Senior Notes	650,243	344,298
Deferred income taxes	106.486	100,113

Total Long Term Liabilities	929,433	570,071

Minority interests	48,248	481

Stockholders’ Equity
Common Stock ($0.01 par value, 80,000,000 shares authorized, 47,344,874 and 40,566,096 shares issued at December 31, 2008 and 2007, respectively)	473	406
Additional paid-in-capital	803,703	429,554
Retained earnings	188,595	205,186
Accumulated other comprehensive income	(46,772)	180,440
Less Treasury Stock at cost (246,037 shares at December 31, 2008 and 2007, respectively)	(150)	(150)

Total Stockholders’ Equity	945,849	815,436

Total Liabilities and Stockholders’ Equity	$2,483,686	$1,782,168

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(Amount in columns expressed in thousands, except share and per share information)

	Year ended December 31,
	2008	2007	2006
Sales	$2,136,570	$1,483,344	$1,193,248
Excise taxes	(489,566)	(293,522)	(249,140)
Net Sales	1,647,004	1,189,822	944,108
Cost of goods sold	1,224,899	941,060	745,721

Gross Profit	422,105	248,762	198,387

Operating expenses	223,373	130,677	106,805

Operating Income	198,732	118,085	91,582

Non operating income / (expense), net
Interest (expense), net	(50,360)	(35,829)	(31,750)
Other financial (expense), net	(132,936)	13,594	17,212
Other non operating income / (expense), net	410	(1,770)	1,119

Income before taxes	15,846	94,080	78,163

Income tax expense	12,952	15,910	13,986

Minority interests	10,483	1,068	8,727

Equity in net earnings of affiliates	(9,002)	—	—

Net income	$(16,591)	$77,102	$55,450

Net income per share of common stock, basic	$(0.38)	$1.93	$1.55

Net income per share of common stock, diluted	$(0.38)	$1.91	$1.53

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW

(Amount in columns expressed in thousands)

	Twelve months ended December 31,
CASH FLOW	2008	2007	2006
Operating Activities
Net income	$(16,591)	$77,102	$55,450
Adjustments to reconcile net income to net cash provided by / (used in) operating activities:
Depreciation and amortization	14,786	9,968	8,739
Deferred income taxes	(19,282)	9,957	2,205
Minority interests	10,483	1,044	8,727
Hedge valuation	—	—	(13,118)
Unrealized foreign exchange (gains) / losses	133,528	(23,940)	(3,274)
Cost of debt extinguishment	1,156	11,864	—
Stock options expense	3,850	1,866	1,908
Equity income in affiliates	9,002	—	—
Other non cash items	(693)	7,308	1,079
Changes in operating assets and liabilities:
Accounts receivable	(121,589)	(38,812)	(7,554)
Inventories	(41,712)	(21,986)	(3,165)
Prepayments and other current assets	17,100	5,865	(2,026)
Trade accounts payable	62,459	(880)	8,123
Other accrued liabilities and payables	19,699	(16,272)	14,597

Net Cash provided by Operating Activities	72,196	23,084	71,691

Investing Activities
Investment in fixed assets	(22,572)	(25,787)	(11,713)
Proceeds from the disposal of fixed assets	6,943	2,670	2,045
Investment in trademarks	—	—	(1,210)
Purchase of financial assets	(103,500)	—	—
Proceeds from the disposal of financial assets	—	—	4,784
Refundable purchase price related to Botapol acquisition	—	5,000	—
Acquisitions of subsidiaries, net of cash acquired	(548,799)	(141,005)	(35,828)

Net Cash used in Investing Activities	(667,928)	(159,122)	(41,922)

Financing Activities
Borrowings on bank loans and overdraft facility	120,586	13,225	15,379
Borrowings on long-term bank loans	43,192	122,508	—
Payment of bank loans and overdraft facility	(31,935)	(30,153)	(21,526)
Payment of long-term borrowings	—	8	(3)
Payment of Senior Secured Notes	(26,996)	(95,440)	—
Hedge closure	—	—	(7,323)
Movements in capital leases payable	1,216	445	(2,232)
Issuance of shares in public placement	233,845	42,354	71,719
Net Borrowings on Convertible Senior Notes	304,403	—	—
Options exercised	1,899	3,976	4,772

Net Cash provided by Financing Activities	646,210	56,923	60,786

Currency effect on brought forward cash balances	(30,744)	7,620	8,062
Net Increase / (Decrease) in Cash	19,734	(71,495)	98,617
Cash and cash equivalents at beginning of period	87,867	159,362	60,745

Cash and cash equivalents at end of period	$107,601	$87,867	$159,362

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

UNAUDITED RECONCILIATION OF NON-GAAP MEASURES

(in thousands, except share and per share information)

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

	Three Months Ended Dec 31,		Twelve Months Ended Dec 31,
	2008	2007	2008	2007
GAAP net income/(loss)	$(82,591)	$45,287	$(16,591)	$77,102

A. Foreign exchange impact related to USD and EUR denominated financing	126,801	(15,933)	134,279	(20,036)
B. Foreign exchange impact related to USD denominated financing of Russian Alcohol	11,465		22,255	0
C. Foreign exchange impact related to the USD denominated Convertible Notes issued by the Russian Alcohol Group	(17,211)		(27,746)	0
D. Other acquisition related costs		369	659	1,414
E. Cost associated with early retirement of debt	0	0	548	9,609
F. Impact of expensing stock options	853	358	3,119	1,511
G. Impact of change in provision for tax provisions	8,693		8,693	0
H. Other non recurring costs	4,536		5,997	307

Comparable non-GAAP net income	$52,546	$30,081	$131,213	$69,907

Comparable net income per share of common stock, basic	$1.12	$0.75	$2.98	$1.75
Comparable net income per share of common stock, diluted	$1.12	$0.74	$2.93	$1.73

A.	Represents the non cash net after tax impact of the foreign currency revaluation related to our USD and EUR acquisition financing as these borrowings have been lent down to entities that have the Polish Zloty as the functional currency. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
B.	Represents 42% of the non cash net after tax impact of the foreign currency revaluation related to the USD financing included earnings in the Russian Alcohol Group as the Russian Alcohol Group has the Russian Ruble as its functional currency. CEDC accounts for its investment in the Russian Alcohol Group under the equity method of accounting and therefore this loss is included in the proportional share of equity earnings recognized by CEDC. The impact of foreign exchange revaluation will change, which may have a material effect on our financial results.
C.	Represents the non cash net after tax impact of the foreign currency revaluation related to our USD denominated investment in Convertible Notes, issued by the Russian Alcohol Group. The notes were purchased by Carey Agri International who has the Polish Zloty as its functional currency. The impact of foreign exchange revaluation may change, which may have a material effect on our financial results
D.	Represents other miscellaneous costs, directly related to the tender for additional shares of Polmos Bialystok and other acquisitions in 2007 and pre-acquisition financing costs related to the Parliament acquisition in 2008.
E.	Represents the net after tax impact associated with the early retirement of 20% of CEDC’s outstanding Senior Secured Notes, including an 8% one-time redemption premium payment to the Noteholders and write-off of prepaid financing costs in 2007 and costs associated with retirement of $14 million of the Senior Secured Notes in 2008.
F.	On January 1, 2006 CEDC adopted SFAS 123(R) and began to expense stock options. This amount represents the net after tax impact of the expensing of stock options.
G.	During the fourth quarter of 2009, the company took additional non cash tax provisions primarily for a tax loss carry forward in Poland. Due to the level of foreign exchange losses incurred in 2008, management has determined that a portion of prior period tax losses will not be utilized in the future and has therefore taken a one time charge for this.
H.

On June 30, 2008, CEDC terminated operations of the German import business acquired as part of the Parliament acquisition and in July 2008, moved all German import operations to a 3rd party importer. The amount includes $1.461 million of net loss incurred by the discontinued operation for the 12 months ended December 31, 2008. Additionally, $4.536 million of clean up related charges were reflected in CEDC’s proportional share of net income from the Russian Alcohol Group. These charges related to clean up of historical issues that stemmed from actions before acquisition in July 2008. For 2007, the amount represents one time charges for an early retirement program.

Full Year Guidance, 12 Months Ending December 31,	2009
Range for GAAP Fully Diluted Earnings per Share	$2.42
$2.72

A. Foreign exchange impact related to USD and EUR denominated financing	0.00
B. Foreign exchange impact related to USD denominated financing of Russian Alcohol	0.00
C. Foreign exchange impact related to the USD denominated Convertible Notes issued by the Russian Alcohol Group	0.00
D. Impact of adoption of FSP APB 14-1	0.08

Range for Comparable non-GAAP Fully Diluted Earnings per Share	$2.50

$2.80

Comparable measures are provided as additional information as management believes this information provides investors with better insight on underlying business trends and results in order to evaluate ongoing financial performance. Descriptions of these items are presented below:

A.	Represents the net after tax impact of the foreign currency revaluation related to our USD and EUR acquisition financing as these borrowings have been lent down to entities that have the Polish Zloty as the functional currency. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.
B.	Represents 42% of the net after tax impact of the foreign currency revaluation related to the USD financing included earnings in the Russian Alcohol Group as the Russian Alcohol Group has the Russian Rubble as the function currency. CEDC accounts for its investment in the Russian Alcohol Group under the equity method of accounting and therefore this loss is included in the proportional share of equity earnings recognized by CEDC. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.
C.	Represents the net after tax impact of the foreign currency revaluation related to our USD denominated investment in Convertible Notes, issued by the Russian Alcohol Group. The notes were purchased by Carey Agri International who has the Polish Zloty as the functional currency. The impact of foreign exchange revaluation is inherently unpredictable and we have not forecasted the impact thereof; changes in foreign exchange revaluation may have a material effect on our financial results.
D.	In May 2008, the FASB issued FSP APB 14-1, which impacts the accounting treatment for convertible debt instruments that allow for either mandatory or optional cash settlements. FSP APB 14-1 will impact the accounting associated with our $310.0 million senior convertible notes. This FSP will require us to recognize additional non-cash interest expense based on the market rate for similar debt instruments without the conversion feature. Furthermore, it requires recognizing interest expense in prior periods pursuant to the retrospective accounting treatment. FSP APB 14-1 will become effective beginning in our first quarter of 2009 and is required to be applied retrospectively to all presented periods, as applicable. The amount in the table represents managements best estimate to date, however the company is still currently evaluating the full impact on our financial statements of applying the provisions of FSP APB 14-1 on 2009.